UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2016

MGIC Investment Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 E. Kilbourn Avenue, Milwaukee, Wisconsin		53202
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-347-6480
Not Applicable
_____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
As of December 31, 2015, our holding company’s debt obligations were composed of $333.5 million of 5% Convertible Senior Notes (the “5% Notes”) due May 1, 2017, $500.0 million of 2% Convertible Senior Notes due in 2020, and $389.5 million of 9% Convertible Junior Debentures due in 2063 (the “9% Debentures”). We previously disclosed that we have from time to time purchased our debt securities, including those that are convertible, and that we may continue to do so in the future.

During the period from January 1, 2016 through February 10, 2016, we purchased, or entered into an agreement to purchase, the following of our debt obligations:

•	$127.7 million par value of our 5% Notes at a purchase price of $132.4 million (plus accrued interest) using funds held at our holding company.

•
$132.7 million par value of our 9% Debentures at a purchase price of $150.7 million (plus accrued interest) using funds that our subsidiary, Mortgage Guaranty Insurance Corporation (“MGIC”), obtained from the proceeds of a borrowing from the Federal Home Loan Bank of Chicago (the “FHLBC”), of which MGIC is a member.

The excess of the purchase price of the 5% Notes over their par value will be reflected as a loss in our Statement of Operations in the first quarter of 2016. The difference between the fair value of the debt component of the 9% Debentures and our current carrying value (which is par value) will be reflected as a gain or loss in our Statement of Operations. The difference between the purchase price and the fair value of the debt component will be attributable to the equity component and will be a reduction in our shareholders’ equity. The purchase of the 5% Notes reduced our potentially dilutive shares by approximately 9.5 million shares. The purchase of the 9% Debentures, when completed, will reduce our potentially dilutive shares by approximately 9.8 million shares.

On February 10, 2016, MGIC borrowed $155.0 million in the form of a fixed rate advance from the FHLBC (the “Advance”). Interest on the Advance is payable monthly at an annual rate, fixed for the term of the Advance, of 1.91%. The principal of the Advance matures on February 10, 2023. MGIC may prepay the Advance at any time. Such prepayment would be below par if interest rates have risen after the Advance was originated, or above par if interest rates have declined. The Advance is secured by eligible collateral whose market value must be maintained at 102% of the principal balance of the Advance. MGIC provided eligible collateral from its investment portfolio.

The 9% Debentures are not extinguished; MGIC will hold them as an asset, will receive interest on them at the same time as interest is paid to other holders of the 9% Debentures and will be entitled to convert them into common stock of the holding company on the same terms as other holders. However, for GAAP accounting purposes, the 9% Debentures owned by MGIC will be considered retired and will be eliminated in the consolidated financial statements of the Company and its subsidiaries and the underlying common stock equivalents will not be included in the computation of fully diluted shares.

We previously disclosed that we are discussing with our regulator, the Office of the Commissioner of Insurance for the State of Wisconsin, the resumption of ongoing dividends from MGIC to the holding company in 2016 and we do not believe that the purchase of the 9% Debentures will negatively impact the prospects of MGIC’s resuming dividends. Although it is likely that the 9% Debentures will not be considered “Admitted Assets” for statutory accounting purposes, the collateral used to secure the Advance will be considered “Admitted Assets” and, as a result, the transaction should have no affect on MGIC’s compliance with the regulatory capital requirements of the states that have such requirements.

As of December 31, 2015, before the purchase of the 9% Debentures and the borrowing under the Advance, MGIC had “Available Assets” under the Private Mortgage Insurer Eligibility Requirements of Fannie Mae and Freddie Mac (the “PMIERs”) of $5.0 billion and “Minimum Required Assets” of $4.5 billion. Although the 9% Debentures will be assets of MGIC, we will not consider them to be “Available Assets” for purposes of the PMIERs. It is unclear if the collateral used to secure the Advance will be considered “Available Assets” for purposes of the PMIERs.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date:	February 10, 2016	By: \s\ Timothy J. Mattke

Timothy J. Mattke
Executive Vice President and Chief Financial Officer